$20,000,000

CREDIT AGREEMENT

dated as of January 6, 2006

by and between

JEFFERIES CAPITAL PARTNERS IV L.P.

and

WACHOVIA BANK, N.A.

           CREDIT AGREEMENT dated as of January 6, 2006, between JEFFERIES CAPITAL PARTNERS IV L.P. and WACHOVIA BANK, N.A.

          The parties hereto agree as follows:

ARTICLE I

Definitions

           SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

          "ABR", when used in reference to any Loan, refers to a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

          "Adjusted LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

          "Adjusted Remaining Capital Commitments" means at any time, an amount equal to (a) the aggregate Remaining Capital Commitments at such time of Limited Partners that are not Affiliates of the Borrower, the General Partner or the Manager and for which the Closings under and as defined in the Subscription Agreements of such Limited Partners have occurred, minus (b) the sum of: (i) the Remaining Capital Commitments of each such Limited Partner that has failed to contribute any portion of its Capital Commitment in a timely manner, whether or not the General Partner has designated such Limited Partner as in default, unless the General Partner has waived or such Limited Partner has cured such default; (ii) the Remaining Capital Commitment of any such Limited Partner that has delivered an election notice in accordance with Section 7.3(a)(i) of the Partnership Agreement; (iii) the amount of any Drawdowns from which any such Limited Partner has been excused under Section 7.3(a)(i) of the Partnership Agreement and which relate to any Portfolio Investment that is to be or has been funded with the proceeds of a Loan or Letter of Credit; (iv) the Remaining Capital Commitment of any such Limited Partner admitted to the Partnership subsequent to the date hereof unless the Bank has consented in writing to the inclusion of such Remaining Capital Commitment in the definition of Adjusted Remaining Capital Commitments; (v) the Remaining Capital Commitment of any assignee or transferee of the interest of any such Limited Partner in the Borrower unless, except in the case of an assignment or transfer to a Subsidiary or Affiliate of a Limited Partner, the Bank has consented in writing to the inclusion of such Remaining Capital Commitment in the definition of Adjusted Remaining Capital Commitments; (vi) the amount of any Guarantees made by the Borrower of Indebtedness of, or which otherwise relate to, any Portfolio Company and (vii) the amount of any Drawdowns which relate to any Portfolio Investment that is to be or has been funded with the proceeds of a Loan or Letter or Credit and which Drawdowns the Limited Partners have been or will be directed to contribute directly to a special purpose entity formed pursuant to Section 5.3(c) of the Partnership Agreement. To the extent the aggregate Remaining Capital Commitments is net of the Remaining Capital Commitments of Defaulting Partners, then such Remaining Capital Commitment shall not be deducted under (i) above.

          "Advisory Committee" shall have the meaning assigned to it in the Partnership Agreement.

          "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.

          "Applicable Margin" means two percent (2.0%).

          "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitment.

          "Bank" means Wachovia Bank, N.A.

          "Bank Agreements" means this Agreement and the Pledge Agreements.

          "Base Rate" means the rate of interest per annum publicly announced from time to time by the Bank as its prime rate and is one of several interest rate bases used by the Bank; each change in the Base Rate shall be effective from and including the date such change is publicly announced as being effective. The Bank lends at rates both above and below the Bank's prime rate, and the Borrower acknowledges that the Bank's prime rate is not represented or intended to be the lowest or most favorable rate of interest offered by the Bank.

          "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

          "Borrower" means the Partnership.

          "Borrowing Request" means a request by the Borrower for a Loan in accordance with Section 2.03.

          "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

          "Capital Call Pledge Agreement" means that Capital Call Security and Pledge Agreement between the Partnership and the Bank dated as of the date hereof.

          "Capital Commitment" shall have the meaning assigned to it in the Partnership Agreement.

          "Capital Contribution" shall have the meaning assigned to it in the Partnership Agreement.

          "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Bank with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Compliance Certificate" has the meaning given in Section 4.01(d) herein.

          "Commitment" means, the commitment of the Bank to make Loans and issue Letters of Credit, as such commitment may be reduced from time to time pursuant to Section 2.06. The initial amount of the Bank's Commitment is $20,000,000.

          "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

          "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

          "Defaulting Limited Partners" shall have the meaning assigned to it in the Partnership Agreement.

          "dollars" or "$" refers to lawful money of the United States of America.

          "Drawdown" shall have the meaning assigned to it in the Partnership Agreement.

          "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 8.02).

          "Employee Fund" shall have the meaning assigned to it in the Partnership Agreement.

          "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

          "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "ERISA Affiliate" means, with respect to the Borrower, any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

          "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC of any notice relating to the PBGC's intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

          "ERISA Limited Partners" shall have the meaning assigned to it in the Partnership Agreement.

          "Escrow Letter" shall mean that certain escrow letter by and between the Partnership and the Bank dated as of the date hereof in substantially the same form as that of Exhibit B attached hereto.

          "Eurodollar", when used in reference to any Loan, refers to a Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

          "Event of Default" has the meaning assigned to such term in Article VII.

          "Excluded Taxes" means, with respect to the Bank and any assignee of the Bank, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which its applicable lending office is located, or any political subdivision thereof, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

          "Excused Investment" shall have the meaning assigned to it in the Partnership Agreement.

          "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Bank from three Federal funds brokers of recognized standing selected by it.

          "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower or its General Partner.

          "GAAP" means generally accepted accounting principles in the United States of America.

          "General Partner" means JCP IV LLC.

          "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

          "Hedging Agreement" means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

          "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall not include current liabilities incurred in the normal and ordinary course of business and not in connection with the borrowing of money.

          "Indemnified Taxes" means Taxes other than Excluded Taxes.

          "Interest and Principal Repayment Date" means (a) with respect to any Loan originally made as an ABR Loan, the date which is sixty (60) days from the date of the Loan, (b) with respect to any ABR Loan that results from the conversion of a Eurodollar Loan, either the date which is one month after the date of such conversion, if such Loan was originally made as a Eurodollar Loan and the conversion occurred at the end of the initial Interest Period of one month, or otherwise the date which is sixty (60) days from the date of such original Eurodollar Loan, and (c) with respect to any Eurodollar Loan, the last day of the Interest Period therefor (except in the case of an initial Interest Period of one month where the Borrower elects to continue the Eurodollar Loan for an additional one month Interest Period in accordance with Section 2.05).

          "Interest Period" means with respect to any Eurodollar Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month or two months thereafter as elected by the Borrower pursuant to Section 2.03; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Loan that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Loan initially shall be the date on which such Loan is made and, thereafter shall be the effective date of the most recent conversion or continuation of such Loan.

          "Investment Period" shall have the meaning assigned to it in the Partnership Agreement.

          "Letter of Credit" shall mean a standby letter of credit issued by the Bank for the account of the Borrower in accordance with Section 2.15 hereof.

          "Letter of Credit Obligations" means the sum of the aggregate undrawn face amount of outstanding Letters of Credit and the aggregate of all unpaid Reimbursement Amounts.

          "Letter of Credit Sublimit" means $7,500,000.

          "LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, the rate for dollar deposits with a maturity comparable to such Interest Period as reported on Telerate page 3750 as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period (or if not so reported, then as determined by the Bank from another nationally recognized source or interbank quotation).

          "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

          "Limited Partners" shall have the meaning assigned to it in the Partnership Agreement.

          "Loans" means the loans made by the Bank to the Borrower pursuant to this Agreement.

          "Manager" means Jefferies Capital Partners IV LLC.

          "Margin Stock" shall have the meaning assigned to it in Regulation U of the Board (12 CFR, Part 221).

          "Material Adverse Effect" means a material adverse effect on (a) the business, assets or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Bank Agreements or (d) the rights and remedies available to the Bank under the Bank Agreements.

          "Material Indebtedness" means, with respect to the Borrower, Indebtedness (other than the Loans and Letter of Credit Obligations), or obligations in respect of one or more Hedging Agreements, of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $1,000,000. For purposes of determining Material Indebtedness, the "principal amount" of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or the Subsidiary, as the case may be, would be required to pay if such Hedging Agreement were terminated at such time.

          "Maturity Date" means that day that is 364 days from the Effective Date hereof, if a Business Day, or, if not a Business Day, the Business Day immediately preceding such day.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Organizational Expenses" shall have the meaning assigned to it in the Partnership Agreement.

          "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

          "Parallel Fund" shall have the meaning assigned to it in the Partnership Agreement.

          "Partner" shall have the meaning assigned to it in the Partnership Agreement.

          "Partnership" means Jefferies Capital Partners IV L.P., a Delaware limited partnership.

          "Partnership Agreement" means the Amended and Restated Limited Partnership Agreement of Jefferies Capital Partners IV L.P., dated as of August 26, 2005, as amended from time to time in accordance with this Agreement.

          "Partnership Expenses" shall have the meaning assigned to it in the Partnership Agreement.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

          "Permitted Liens" means (a) Liens imposed by law for taxes that are not yet due; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 10 days; (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; provided that the term "Permitted Liens" shall not include any Lien securing Indebtedness; (f) attachment, judgment or other similar Liens arising in connection with litigation or other legal proceedings in the ordinary course of business that do not constitute an Event of Default under Section 7.01(k); and (g) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution and not in connection with the borrowing of money.

          "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

          "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Pledge Agreements" means collectively, the Securities Pledge Agreement and the Capital Call Pledge Agreement.

          "Portfolio Company" shall have the meaning assigned to it in the Partnership Agreement.

          "Portfolio Investment" shall have the meaning assigned to it in the Partnership Agreement.

          "Reimbursement Amount" has the meaning assigned to it in Section 2.15.

          "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

          "Remaining Capital Commitments" shall have the meaning assigned to it in the Partnership Agreement; provided, however, that after the termination of the Investment Period, the Remaining Capital Commitments for purposes of this Agreement shall not exceed the Reserved Commitments which have not been contributed to the Partnership.

          "Reserved Commitments" shall have the meaning assigned to it in the Partnership Agreement.

          "Restricted Payment" means any distribution (whether in cash, securities, membership interests or other property) with respect to any shares of any class of partnership interest or other equity interest of the Borrower, or any payment (whether in cash, securities, membership interests or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such partnership interests or other equity interests of the Borrower or any option, warrant or other right to acquire any such partnership interests or other equity interests of the Borrower.

          "Restricted Subsidiary" means any Subsidiary of the Borrower other than one which is or which holds a Portfolio Investment.

          "Securities" shall have the meaning assigned to it in the Partnership Agreement.

          "Securities Pledge Agreement" means that Security and Pledge Agreement between the Partnership and the Bank to be held in escrow pursuant to the Escrow Letter.

          "Side Agreements" means any agreements separate from the Subscription Agreements, between the Partnership or General Partner and any one or more of the Partners, as contemplated by Paragraph 3 of each Subscription Agreement.

          "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Bank is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

          "Subscription Agreements" shall mean the several Subscription Agreements entered into by the respective Limited Partners in connection with their purchase of limited partner interests in the Partnership.

          "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

          "Subsidiary" means any subsidiary of the Borrower.

          "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

          "Temporary Investment" shall have the meaning assigned to it in the Partnership Agreement.

          "Total Exposure" means the sum of (i) the aggregate principal amount of outstanding Loans, plus (ii) the Letter of Credit Obligations.

          "Transactions" means the execution, delivery and performance by the Borrower of this Agreement and the Pledge Agreements, the borrowing of Loans and issuance of Letters of Credit and the use of the proceeds thereof.

          "Transfers" shall have the meaning assigned to it in the Partnership Agreement.

          "Type", when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted LIBO Rate, or the Alternate Base Rate.

          "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          SECTION 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

          SECTION 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Bank that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Bank notifies the Borrower that the Bank requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credit

          SECTION 2.01. Commitment. Subject to the terms and conditions set forth herein, the Bank agrees to make Loans to the Borrower and issue or renew Letters of Credit for the Borrower's account from time to time during the Availability Period (i) in an aggregate principal amount that will not result in (A) the Total Exposure exceeding the Commitment, or (B) the Letter of Credit Obligations exceeding the Letter of Credit Sublimit, and (ii) so long as, after giving effect to such Loan or Letter of Credit, the Adjusted Remaining Capital Commitments are at least two (2) times the amount of the Total Exposure. In addition, the amount of each Loan or Letter of Credit shall not exceed the amount of the Drawdown that the Partnership will request in respect of the Portfolio Investment to be initially funded in part with the proceeds of such Loan or Letter of Credit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow the Loans.

          SECTION 2.02. Loans.

          (a) At the commencement of each Interest Period for any Eurodollar Loan, such Loan shall be in an amount that is not less than $1,000,000. At the time that each ABR Loan is made, such Loan shall be in an aggregate amount that is not less than $100,000; provided that an ABR Loan may be in an aggregate amount that is equal to the entire unused balance of the total Commitment. Loans of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of four Eurodollar Loans outstanding.

          (b) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Loan if the Interest Period requested with respect thereto would end after the Maturity Date.

          SECTION 2.03. Requests for Loans. To request a Loan, the Borrower shall notify the Bank of such request by telephone (a) in the case of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Loan or (b) in the case of an ABR Loan, not later than 1:00 p.m., New York City time, the same Business Day of the proposed Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Bank of a written Borrowing Request in a form approved by the Bank and signed by the Manager. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the amount of the requested Loan;

(ii) the date of such Loan, which shall be a Business Day;

(iii) whether such Loan is to be an ABR Loan or a Eurodollar Loan;

(iv) in the case of Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period";

(v) the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04;

(vi) the proposed use of the requested Loan including the Portfolio Investment to be made with the proceeds thereof;

(vii) if Margin Stock exceeds 25% of the value of the total assets of the Borrower; and

(viii) a Compliance Certificate dated as of the date of the request for the proposed Loan.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan. If no Interest Period is specified with respect to any requested Eurodollar Loan, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

          SECTION 2.04. Funding of Loans. The Bank shall make each Loan available to the Borrower, at the Borrower's direction, by (i) promptly crediting the amounts thereof in immediately available funds, to an account of the Borrower maintained with the Bank in New York City and designated by the Borrower in the applicable Borrowing Request or (ii) making direct payment to a Person specified by the Borrower in connection with the funding of the applicable Portfolio Investment.

          SECTION 2.05. Loan Type; Interest Elections.

          (a) Each Loan initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Loan, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert an ABR Loan to a Eurodollar Loan or to continue a Eurodollar Loan with an initial Interest Period of one month for an additional Interest Period of one month, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Loan and each such portion shall be considered a separate Loan.

          (b) To make an election pursuant to this Section, the Borrower shall notify the Bank of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Loan of the Type resulting from such election to be made on the effective date of such election. Each such telephonic interest election request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Bank of a written interest election request in a form approved by the Bank and signed by the Borrower.

          (c) Each telephonic and written interest election request shall specify the following information in compliance with Section 2.02:

           (i) the Loan to which such interest election request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Loan (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Loan);

(ii) the effective date of the election made pursuant to such interest election request, which shall be a Business Day; and

(iii) whether the resulting Loan is to be an ABR Loan or a Eurodollar Loan.

If the resulting Loan is a Eurodollar Loan, the Interest Period to be applicable thereto shall be of one-month duration.

          (d) If the Borrower fails to deliver a timely interest election request with respect to a Eurodollar Loan prior to the end of the Interest Period applicable thereto, then, unless such Loan is repaid as provided herein, at the end of such Interest Period such Loan shall be converted to an ABR Loan. Notwithstanding any contrary provision hereof, (i) the Borrower may not convert an ABR Loan to a Eurodollar Loan if the remaining period until the Interest and Principal Repayment Date of such ABR Loan is less than one month and (ii) if an Event of Default has occurred and is continuing and the Bank so notifies the Borrower, then, so long as an Event of Default is continuing (A) no outstanding Loan may be converted to or continued as a Eurodollar Loan and (B) unless repaid, each Eurodollar Loan shall be converted to an ABR Loan at the end of the Interest Period applicable thereto.

          SECTION 2.06. Termination and Reduction of Commitment.

          (a) Unless previously terminated, the Commitment shall terminate on the Maturity Date.

          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitment; provided that (i) each reduction of the Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Commitment if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.08, (i) the Total Exposure exceeds the Commitment, or (ii) the Adjusted Remaining Capital Commitments are less than two (2) times the Total Exposure.

          (c) The Borrower shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Bank on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitment shall be permanent.

          SECTION 2.07. Repayment of Loans; Evidence of Debt.

          (a) The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan on the earlier of the Interest and Principal Repayment Date for such Loan or the Maturity Date.

          (b) The Bank shall maintain in accordance with its usual practice an account or accounts evidencing (i) the indebtedness of the Borrower to the Bank resulting from each Loan and Letter of Credit made or issued by the Bank, including the amounts of principal and interest payable and paid to the Bank from time to time hereunder, (ii) the amount of each Loan and Letter of Credit made or issued hereunder, the Type of Loan and the Interest Period applicable thereto, and (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Bank hereunder.

          (c) The entries made in the accounts maintained pursuant to paragraph (b) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the correct amount of the Loans, Reimbursement Amount and other obligations under the Bank Agreements in accordance with the terms of the Bank Agreements.

          (d) The Bank may request that Loans be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Bank a promissory note payable to the order of the Bank (or, if requested by the Bank, to the Bank and its registered assigns). Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 8.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.08. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

          (b) The Borrower shall notify the Bank by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Loan, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Loan, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitment as contemplated by Section 2.06, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06. Each partial prepayment of any Loan shall be in an amount that would be permitted in the case of an advance of a Loan of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10 and, in the case of a Eurodollar Loan, any payment required by Section 2.13.

          SECTION 2.09. Fees. (a) The Borrower agrees to pay to the Bank a facility fee, which shall accrue at the rate per annum of three-tenths of one percent (0.30%) on the daily amount of the unused Commitment during the period from and including the date hereof to but excluding the date on which the Commitment terminates; provided that, if the Bank continues to have any Loans or Letters of Credit outstanding after its Commitment terminates, then such facility fee shall continue to accrue on the sum of the daily outstanding principal amount of Loans and daily outstanding amount of Letters of Credit Obligations from and including the date on which the Commitment terminates to but excluding the date on which the Bank ceases to have any Loans or Letters of Credit outstanding. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitment terminates shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds. Fees paid shall not be refundable under any circumstances.

          SECTION 2.10. Interest. (a) The ABR Loans shall bear interest at the Alternate Base Rate plus one half of one percent (1/2%) per annum.

          (b) The Eurodollar Loans shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

          (d) Accrued interest on each Loan shall be payable in arrears on the Interest and Principal Repayment Date for such Loan and upon termination of the Commitment; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Bank, and such determination shall be conclusive absent manifest error.

          SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Loan:

          (a) the Bank determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b) the Bank determines (which determination shall be conclusive absent manifest error) that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the bank of making or maintaining the Loan for such Interest Period;

then the Bank shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, if any Borrowing Request requests a Eurodollar Loan, such Loan shall be made as an ABR Loan; provided that if the circumstances giving rise to such notice affect only one Type of Loan, then the other Type of Loans shall be permitted.

           SECTION 2.12. Increased Costs. (a) If any Change in Law shall:

          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on the Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Bank;

and the result of any of the foregoing shall be to increase the cost to the Bank of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank for such additional costs incurred or reduction suffered.

          (b) If the Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank's capital or on the capital of the Bank's holding company, if any, as a consequence of this Agreement or the Loans made by the Bank to a level below that which the Bank or the Bank's holding company could have achieved but for such Change in Law (taking into consideration the Bank's policies and the policies of the Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank's holding company for any such reduction suffered.

          (c) A certificate of the Bank setting forth the amount or amounts necessary to compensate the Bank or its holding company, with reasonable supporting detail, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

          (d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) The Bank shall take such commercially reasonable steps as it may determine are not disadvantageous to it and are consistent with its internal policy and legal and regulatory restrictions, including changing lending offices to the extent feasible, in order to reduce amounts otherwise payable by the Borrower to the Bank pursuant to this Section 2.12 or to make the Adjusted LIBO Rate available under Section 2.11.

          SECTION 2.13. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default) or (b) the failure to borrow or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate the Bank for any direct loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, any direct loss, cost or expense to the Bank shall be deemed to include an amount determined by the Bank to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Bank would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.

          SECTION 2.14. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

          (c) The Borrower shall indemnify the Bank within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If the Borrower has been advised in writing by its legal or tax advisers that any Indemnified Tax or Other Tax paid by the Borrower hereunder was not correctly or legally imposed or asserted, then, after payment by the Borrower to the Bank of such Indemnified Taxes or Other Taxes, the Borrower may seek a refund of part or all of the amount paid, and the Bank agrees to cooperate in any reasonable respect, at the Borrower's request and the Borrower's sole cost and expense, in the Borrower's efforts to obtain a refund. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank on its own behalf or on behalf of the Bank shall be conclusive absent manifest error.

          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.

          SECTION 2.15. Letters of Credit.

          (a) Subject to the terms and conditions hereof, and provided no Default has occurred and that the Bank is then generally issuing letters of credit for its banking customers, the Bank shall at any time during the Availability Period, upon the request of the Borrower pursuant to paragraph (b) below, issue or renew Letters of Credit for the account of the Borrower, in form reasonably satisfactory to the Bank, provided that (i) the issuance or renewal of any such Letter of Credit would be permitted by Section 2.01, (ii) after giving effect to the issuance or renewal of any such Letter of Credit, (A) the Total Exposure shall not exceed the Commitment, and (B) the outstanding Letter of Credit Obligations shall not exceed the Letter of Credit Sublimit, (iii) the expiry date of any Letter of Credit (as originally issued or after renewal) shall not be later than six (6) months after the Maturity Date (provided, however, that on or prior to the Maturity Date, the Borrower shall provide the Bank with cash collateral with respect to each Letter of Credit with an expiry date after the Maturity Date as if Section 2.15(g) applied at such time, and such cash collateral shall be held and applied in the same manner as contemplated by Section 2.15(g)); (iv) the face amount of any Letter of Credit shall be not less than $100,000; and (v) issuance or renewal of any Letter of Credit that will be used as support for a credit facility of a Portfolio Company will be subject to the approval of the Bank in its sole discretion.

          (b) The Borrower may request that the Bank issue a Letter of Credit by written notice (the "Letter of Credit Notice") given by the Borrower to the Bank not less than three (3) Business Days prior to the proposed date of issuance of such Letter of Credit. The Letter of Credit Notice shall (i) specify the proposed date of issuance, the beneficiary and amount of such Letter of Credit, and the proposed expiry date, (ii) be accompanied by a letter of credit application furnished by the Bank completed to the Bank's satisfaction (the terms of which application, to the extent not inconsistent with this Agreement, shall apply to the Letter of Credit in addition to the terms of this Agreement), (iii) specify the proposed use of the requested Letter of Credit including the Portfolio Investment to be made with the proceeds thereof, and (iv) include a Compliance Certificate dated as of the date of the request for the proposed Letter of Credit. The Borrower may request a renewal of a Letter of Credit by written notice given by the Borrower to the Bank not less than five (5) Business Days prior to the current expiry date of the Letter of Credit. The notice shall specify the proposed extended expiry date, describe the purpose of the renewal, and be accompanied by such additional documentation as the Bank may reasonably request and by a Compliance Certificate dated as of the date of the renewal request.

          (c) The Borrower shall pay to the Bank a commission with respect to each Letter of Credit, at a rate of one percent (1%) per annum (calculated on the basis of a 360-day year for actual days elapsed) of the undrawn face amount of such Letter of Credit, computed from the date of issuance of such Letter of Credit until it is fully drawn or has expired or been cancelled. Such commissions shall be payable in arrears on the last Business Day of each month while such Letter of Credit is outstanding and upon its expiration or cancellation or the date it is fully drawn. The Borrower shall also pay or reimburse the Bank for all of the Bank's normal and customary charges, costs and expenses in connection with issuing, effecting payment under, amending, or otherwise administering any Letter of Credit, including, without limitation, the Bank's issuance and amendment fees in effect at such time.

          (d) The Borrower hereby agrees to pay to the Bank on the date on which the Bank shall be required to pay any draft presented under any Letter of Credit, a sum (the "Reimbursement Amount") equal to the amount so paid under such Letter of Credit. The Borrower shall also pay to the Bank interest on any Reimbursement Amount remaining unpaid by the Borrower to the Bank from and including the date on which such amount becomes payable pursuant to the preceding sentence until payment in full, payable on demand, at a per annum rate equal to the rate applicable to ABR Loans. If the Borrower fails to pay to the Bank the Reimbursement Amount on the date on which the Bank shall be required to pay any draft presented under any Letter of Credit, the Bank shall, to the extent the Borrower would have the ability to request a Loan pursuant to Section 2.01, consider such failure of payment to be a request for a Loan in the amount of the unpaid Reimbursement Amount (which request shall be deemed a confirmation that the conditions set forth in Section 4.01 and 4.02 have been satisfied), and the Bank shall make such a Loan and apply the proceeds of such a Loan to reimburse the Bank for the Reimbursement Amount.

          (e) The Borrower's obligations to pay Reimbursement Amounts as provided in subsection (d) above shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit or any Bank Agreement, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Bank Agreement;

          (iii) the existence of any claim, setoff, defense or other right that the Borrower, any other party guaranteeing, or otherwise obligated with, the Borrower, any Subsidiary or other Affiliate thereof, or any other person may at any time have against the beneficiary under any Letter of Credit, the Bank (other than the defense of payment in accordance with the terms of this Agreement) or any other person, whether in connection with this Agreement, any other Bank Agreement or any other related or unrelated agreement or transaction;

          (iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

          (v) payment by the Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; provided that payment by the Bank shall not have constituted gross negligence or wilful misconduct of the Bank;

(vi) nonpayment by the Bank for any reason; and

          (vii) any other act or omission to act or delay of any kind of the Bank or any other person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection, constitute a legal or equitable discharge of the Borrower's or any other party's obligations hereunder.

          (f) Without limiting the generality of subsection (e) above, it is expressly understood and agreed that the absolute and unconditional obligation of the Borrower hereunder to pay the Reimbursement Amount will not be excused by the gross negligence or willful misconduct of the Bank, except as expressly provided in subsection (e). However, nothing in this Agreement shall be construed to excuse the Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Bank's gross negligence or willful misconduct in determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. It is understood that the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation in making any payment under any Letter of Credit and, except as otherwise expressly provided in subsection (e), (i) the Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and (ii) any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof, shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Bank.

          (g) If any Event of Default shall occur and be continuing, then on the Business Day that the Borrower receives notice from the Bank demanding the deposit of cash collateral pursuant to this subsection, the Borrower shall deposit in an account with the Bank, in the name of the Bank and for the benefit of the Bank, an amount in cash equal to one hundred five percent (105%) to the Letter of Credit Obligations as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default described in subsection (h) or (i) of Section 7.01. Such deposit shall be held by the Bank as collateral for the payment and performance of the obligations of the Borrower under the Bank Agreements. The Bank shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than interest earned on the investment of such deposits (which investments shall be selected by the Borrower and reasonably acceptable to the Bank and at the Borrower's risk and expense), such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Bank to Reimbursement Amounts for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Letter of Credit Obligations from time to time and to satisfy other obligations of the Borrower under the Bank Agreements.

ARTICLE III

Representations and Warranties

          The Borrower represents and warrants to the Bank that:

          SECTION 3.01. Organization; Powers. The Borrower and each of its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The General Partner is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. The Manager is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

          SECTION 3.02. Authorization; Enforceability. The Transactions are within the Borrower's powers and have been duly authorized by all necessary partnership or other action. This Agreement, the Pledge Agreements, and the Subscription Agreements have been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the Partnership Agreement or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except as allowed by the Bank Agreements. The execution and delivery of the Subscription Agreements and the consummation of the transactions contemplated thereby will not conflict with or result in any violation of or default under any provision of the Partnership Agreement, or any material agreement or other material instrument to which the Borrower is a party or by which it or any of its properties are bound, or any material permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the Partnership or its business or properties. The execution and delivery of this Agreement, the Pledge Agreements, the Partnership Agreement, and the Subscription Agreements and the consummation of the transactions contemplated hereby and thereby will not conflict with or result in any violation of or default under any provision of the limited liability company agreement of the General Partner, or any material agreement or other material instrument to which the General Partner is a party or by which it or any of its properties are bound, or any material permit, franchise, judgment, decree, statute, order, rule or regulation applicable to the General Partner or its business or properties.

          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Bank the Partnership's balance sheet as of September 30, 2005 and statements of income, partners' or members' equity and cash flows for the fiscal year then ended. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Partnership as of such date and for such period in accordance with GAAP.

          (b) Since September 30, 2005, there has been no material adverse change in the business, assets, operations or financial condition, of the Borrower.

          SECTION 3.05. Properties. The Borrower and its Restricted Subsidiaries have good title to, or valid leasehold interests in, all real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

          SECTION 3.06. Litigation. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (b) that involve this Agreement or the Transactions.

          SECTION 3.07. Compliance with Laws and Agreements. The Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

          SECTION 3.08. Investment and Holding Company Status; Securities Act. The Borrower is not (a) subject to regulation under the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935. Neither the Borrower nor anyone acting on its behalf has taken any action that would subject the issuance and sale of the Partnership Interests to the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). Neither the Manager nor the General Partner is required to register as an "investment adviser" under the Investment Advisers Act of 1940, as amended.

          SECTION 3.09. Taxes. The Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 3.10. ERISA. The Borrower does not maintain any Plans. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to have a Material Adverse Effect.

          SECTION 3.11. Disclosure. In addition to any other matters specifically addressed elsewhere in this Agreement, no event has occurred and no circumstance exists which has had or could reasonably be expected to have a Material Adverse Effect. None of the reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower to the Bank in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.12. Limited Partners and Uncalled Capital Commitments. Schedule 3.12 sets forth a list of the Partners and their respective Remaining Capital Commitments as of the date hereof.

           SECTION 3.13. Certain Partnership Matters.

          (a) The Partnership Agreement has not been modified, amended or supplemented, and none of the provisions thereof have been waived, except for modifications, amendments, supplements, and waivers permitted by this Agreement and, to the extent that they are material, disclosed in writing to the Bank.

          (b) All obligations of the Borrower to the Bank in connection with the Bank Agreements, including, without limitation, all Reimbursement Amounts, the principal of and interest on the Loans, the closing fee, the facility fee, and all fees, indemnification amounts and expenses payable hereunder and under all other Bank Agreements constitute Partnership Expenses or are otherwise permitted under the Partnership Agreement to be repaid with proceeds of Drawdowns, and the Borrower is permitted to incur such obligations under the Partnership Agreement.

          (c) With respect to each Closing (as defined in the Subscription Agreements) which has occurred on or prior to the date hereof or on or prior to the date this representation and warranty is restated or deemed restated hereunder, the conditions to such Closing described in Section 5 of the Subscription Agreements were satisfied in full prior to or at the time of such Closing.

          (d) The Borrower has provided the Bank with complete and accurate copies of the Partnership Agreement, the Subscription Agreements, all Side Agreements, and any other document effecting or relating to the Capital Commitments.

          (e) The Investment Period either (i) has not terminated or (ii) has terminated and Follow-on Investments (as defined in the Partnership Agreement) may be made. To the best of the Borrower's knowledge, except as reported in accordance with Section 5.02, no event has occurred and no circumstance exists which will cause the Investment Period to terminate prior to the fifth anniversary of the Outside Date (as defined in the Partnership Agreement).

          (f) The aggregate Capital Commitments of the Borrower, the Employee Fund and the Parallel Fund, do not exceed $600,000,000.

          (g) Except as disclosed in writing to the Bank, no Partner has failed to contribute cash to the Partnership at the times and in the amounts required under the Partnership Agreement and the Borrower has no actual knowledge that any Partner will not make future contributions of cash to the Partnership at the times and in the amounts required under the Partnership Agreement.

          (h) Except as disclosed in writing to the Bank, there have not been any Excused Investments, and the Borrower does not have actual knowledge of any basis on which any Portfolio Investment to be funded by any Loan or Letter of Credit hereunder will constitute an Excused Investment.

          (i) Nothing in writing has come to the Borrower's attention indicating that a Partner's representations and warranties contained in Section 6 of the Subscription Agreements are not true, complete, and correct as of the date hereof.

          (j) The Borrower does not have any Restricted Subsidiaries except Restricted Subsidiaries organized after the date hereof in accordance with Section 6.04. None of the Borrower's Subsidiaries are consolidated with the Partnership for purposes of GAAP.

ARTICLE IV

Conditions

          SECTION 4.01. Effective Date. The obligation of the Bank to make Loans or issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 8.02):

          (a) The Bank (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and the Pledge Agreements signed on behalf of such party or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and the Pledge Agreements.

          (b) The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) of Dechert, counsel for the Borrower, substantially in the form of Exhibit A. The Borrower hereby requests such counsel to deliver such opinion.

          (c) The Bank shall have received such documents and certificates as the Bank or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement, the Pledge Agreements or the Transactions, all in form and substance satisfactory to the Bank and its counsel.

          (d) The Bank shall have received a certificate, dated the Effective Date and signed by a Managing Member of the Manager, substantially in the form of Exhibit C hereto (a "Compliance Certificate").

          (e) The Bank shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including attorneys' fees) required to be reimbursed or paid by the Borrower hereunder.

          (f) The Borrower shall have opened the Collateral Account (as defined in the Capital Call Pledge Agreement) with the Bank.

The Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligation of the Bank to make Loans or give Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 8.02) at or prior to 5:00 p.m., New York City time, on January 6, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitment shall terminate at such time).

          SECTION 4.02. Each Loan and Letter of Credit. The obligation of the Bank to make any Loan or issue or renew any Letter of Credit (including the initial Loan and Letter of Credit) is subject to the satisfaction of the following conditions:

          (a) The representations and warranties of the Borrower set forth in the Bank Agreements shall be true and correct on and as of the date the requested Loan is made or the requested Letter of Credit is issued or renewed.

          (b) At the time of and immediately after giving effect to the making of the requested Loan or the issuance or renewal of the requested Letter of Credit, no Default shall have occurred and be continuing.

          (c) The making of the requested Loan or the issuance or renewal of the requested Letter of Credit shall not be prohibited by any law or governmental order or regulation applicable to the Bank or to the Borrower, and all necessary consents, approvals and authorizations of any Person for any such Loan or Letter of Credit shall have been obtained.

          (d) The intended use of the proceeds of such Loan or Letter of Credit shall comply with Section 5.12,.

The borrowing of each Loan and issuance or renewal of each Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE V

Affirmative Covenants

          Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, and so long as any Letters of Credit are outstanding, the Borrower covenants and agrees with the Bank that:

          SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Bank:

          (a) within 90 days after the end of each fiscal year of the Borrower, its audited balance sheet and related statements of operations, partners' or members' equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, partners' or members' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Financial Officers of the Borrower or its General Partner as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower or its General Partner, as the case may be, (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d) promptly after the same become available, copies of the investor letter and quarterly Limited Partner Schedule A distributed by the Borrower to its Partners; and

          (e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower, or compliance with the terms of this Agreement, as the Bank may reasonably request.

          SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Bank prompt written notice of the following events at or within the times indicated:

          (a) within three (3) Business Days after any Partner's failure to make such Partner's Capital Contribution upon a Notice of Drawdown or after the Borrower has actual knowledge of any fact or circumstance that will or could be reasonably anticipated to render such Partner financially, legally or contractually unable to make a Capital Contribution;

          (b) within three (3) Business Days after the termination of the Investment Period or after the Borrower has actual knowledge of any fact or circumstance that will or could be reasonably anticipated to terminate the Investment Period; and in the case of a termination of the Investment Period, a copy of the notice to each Limited Partner of the Reserved Commitment of such Limited Partner, contemporaneously with sending such notice to the Limited Partner;

          (c) immediately upon the occurrence of any Default;

          (d) within three (3) Business Days after the General Partner gives or receives notice of any Excused Investment or after the Borrower has actual knowledge of any fact or circumstance that will or could be reasonably anticipated to result in an Excused Investment;

          (e) within ten (10) days after the execution of any Subscription Agreement executed after the date hereof;

          (f) within ten (10) days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (g) within three (3) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

          (h) within three (3) Business Days after the occurrence of any event described in subclause (x), (y) or (z) of clause (a) of Section 6.4 of the Partnership Agreement.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower or its General Partner setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

          SECTION 5.03. Venture Capital Operating Company Status.

          (a) At all times either (i) the Borrower will qualify as a "Venture Capital Operating Company" as defined in 29 C.F.R. § 2510.3-101(d), or (ii) equity participants in the Borrower by "benefit plan" investors shall not be significant as provided under 29 C.F.R. § 2510.3-101(f).

          (b) The following provisions apply if the Borrower is a Venture Capital Operating Company:

           (i) The requirement of this paragraph (i) applies until the beginning of the Borrower's "distribution period." Within forty-five (45) days after either (a) the end of the Borrower's first "annual valuation period," or (b) the twelve-month period following the expiration of the "annual valuation period", as applicable to the Borrower, the Borrower shall furnish to the Bank a statement (signed by the General Partner) certifying the following: (i) on the initial valuation date or as of any date within that annual valuation period, the Borrower satisfied the test set forth in 29 C.F.R. § 2510.3-101(d)(1)(i); and (ii) during the period described in 29 CFR § 2510.3-101(d) (ii) the Borrower, in the ordinary course of its business, has actually exercised "management rights" with respect to one or more "operating companies" in which it invests.

           (ii) Within thirty (30) days after the beginning of its "distribution period," the Borrower shall furnish to the Bank a statement (signed by the General Partner) certifying that the Borrower is in its distribution period as of the date the report is furnished and within thirty (30) days after the end of its "distribution period", Borrower shall furnish a statement that the distribution period has ended.

           (iii) For purposes of this Section, the following terms shall have the meanings provided in 29 C.F.R. § 2510-3-101(d): distribution period, initial valuation date, annual valuation period, management rights and operating company.

          SECTION 5.04. Notices under Partnership Agreement. The Borrower will deliver to the Bank, promptly after delivery or receipt thereof, written notices given by or received from the General Partner under the following provisions of the Partnership Agreement: (a) notices of determinations under Section 7.3 thereof; (b) "Notices of Drawdown" requesting a Capital Contribution under Section 7.1(b) thereof; (c) opinions of counsel delivered by the Limited Partners under Section 7.3 thereof; (d) designations of Defaulting Limited Partners by the General Partner pursuant to Section 7.4 thereof to the extent that the Adjusted Remaining Capital Commitments of such Defaulting Limited Partners were included in the calculation pursuant to Section 2.01(ii) hereof; (e) notices of resignations of Advisory Committee members under Section 10.6 thereof; (f) any request by the General Partner under Section 7.3 thereof following a determination that there is a reasonable likelihood that the continued participation in the Borrower by a Limited Partner would have a Material Adverse Effect to the extent that the Adjusted Remaining Capital Commitments of the Limited Partner were included in the calculations pursuant to Section 2.01(ii) hereof; (g) requests for Capital Contributions under Section 11.1(b) thereof; (h) notices of claims for indemnification under Section 11.3 thereof; (i) notices of any Transfers and all materials delivered to the Borrower in connection therewith under Section 12.1(b) thereof; (j) requests by the General Partner under Section 12.3(a) thereof that limited partners dispose of limited partnership interests; (k) any notice given to any Partners relating to the status of the Borrower as a "venture capital operating company," as defined in 29 C.F.R. § 2510.3-101(d); and (l) notices of withdrawals of ERISA Limited Partners from the Borrower under Section 12.3 thereof.

          SECTION 5.05. Miscellaneous. The Borrower shall provide the Bank with such other information as the Bank may from time to time reasonably request respecting the business, properties, condition or operations, financial or otherwise, of the Borrower.

          SECTION 5.06. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business.

          SECTION 5.07. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.08. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

          SECTION 5.09. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Bank, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.

          SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.11. Maintenance of Accounts. The Borrower shall maintain the Bank as its depository for its operating, concentration and disbursement accounts. Without limiting the generality of the foregoing, unless otherwise required in accordance with the Capital Call Pledge Agreement, all cash contributed to the Borrower by its Partners shall be deposited into an account or subaccount of the Borrower at the Bank.

          SECTION 5.12. Use of Proceeds; Notices of Drawdowns. The proceeds of Loans and Letters of Credit will only be used by the Borrower for Portfolio Investments which are permitted to be made by the Borrower under the Partnership Agreement, and for which the Partnership is entitled to request and receive a Drawdown under the Partnership Agreement directly from the Limited Partners. The Borrower shall give a Notice of Drawdown in respect of a Portfolio Investment funded or to be funded with the proceeds of a Loan (other than a Loan made to reimburse a drawing under a Letter of Credit) not later than one (1) Business Day after the date such Loan is made; provided, however, that if, on both the date that such a Loan is requested and the date that such a Loan is made, the Adjusted Remaining Capital Commitments are at least three (3) times the amount of the Total Exposure, then the Notice of Drawdown in respect of a Portfolio Investment funded or to be funded with the proceeds of such Loan shall be given not later than thirty (30) days after the date such Loan is made (such period of up to thirty (30) days being the "30-Day Period"); provided further, however, that such 30-Day Period shall immediately terminate and expire, and the Borrower shall immediately give the required Notice of Drawdown, if, at any time during the 30-Day Period, (i) a Default or Event of Default then exists, or (ii) the Adjusted Remaining Capital Commitments reduce to an amount that is less than two (2) times the Total Exposure (and the Borrower shall notify the Bank of the occurrence, during any 30-Day Period, of any event described in clauses (i) and (ii) immediately after becoming aware of the same). The Borrower shall give a Notice of Drawdown in respect of a Portfolio Investment funded or to be funded with the proceeds of a drawing under a Letter of Credit not later than two (2) days after the Bank pays the draft, unless, within such two-day period, the Borrower has repaid in full the Reimbursement Amount and any Loan made to pay the Reimbursement Amount, and all accrued interest thereon. The Borrower shall not, directly or indirectly, use any part of the proceeds from Loans or Letters of Credit for any purpose which would (a) violate or cause the Bank to be in violation of Regulations U and X of the Board or any regulations, interpretations or rulings thereunder or (b) violate any other provision of any applicable statute, regulation, order or restriction.

          SECTION 5.13. Capital Calls. The General Partner will give a Notice of Drawdown as provided in Section 7.1 of the Partnership Agreement at times and in amounts sufficient to provide cash to the Partnership to repay all Loans and other obligations, including Reimbursement Amounts, it may have to the Bank at the times required under this Agreement and all other provisions hereof and as otherwise necessary to satisfy when due all liabilities of the Borrower. In the event that one or more Limited Partners fail to make a Capital Contribution required by a Notice of Drawdown within the time period so required, and any Loans or Reimbursement Amounts remain outstanding, the Borrower shall, at the request of the Bank, immediately deliver a subsequent Notice of Drawdown to the Non-Defaulting Limited Partners in an amount at least sufficient to make up any shortfall.

ARTICLE VI

Negative Covenants

          Until the Commitment has expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Bank that:

          SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except Indebtedness created hereunder and Guarantees of Indebtedness of, or which otherwise relate to, any Portfolio Companies.

          SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except (a) Liens in favor of the Bank, (b) Permitted Liens, and (c) other Liens created by operation of law or otherwise involuntarily, which are discharged or removed within 10 days after creation and as to which no foreclosure or other enforcement has been commenced.

          SECTION 6.03. Fundamental Changes.

          (a) The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any substantial part of its assets or all or substantially all of the stock of or other equity interest in any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except for dispositions of Portfolio Investments in accordance with the Partnership Agreement.

          (b) The Borrower will not, and will not permit any Restricted Subsidiary to, engage in any business other than businesses consistent with the purposes of the Partnership under Section 1.3 of the Partnership Agreement.

          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

          (a) Portfolio Investments in accordance with the Partnership Agreement;

          (b) investments by the Borrower in the capital stock or other equity interests of a Restricted Subsidiary in accordance with the terms of the Partnership Agreement;

          (c) Temporary Investments; and

          (d) Guarantees permitted under Section 6.01 hereof.

          SECTION 6.05. Hedging Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower is exposed in the conduct of its business or the management of its liabilities.

          SECTION 6.06. Restricted Payments. The Borrower will not make any Restricted Payment, whether to any Partner that withdraws from the Partnership or otherwise, unless, both before and after giving effect to such Restricted Payment, (a) no Event of Default exists, (b) there are no outstanding Loans or Reimbursement Amounts and (c) the Adjusted Remaining Capital Commitments are at least two (2) times the amount of the Total Exposure.

          SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions of the type not prohibited under the Partnership Agreement.

          SECTION 6.08. Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or such Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets; or (b) the ability of any of its Restricted Subsidiaries to pay dividends or other distributions with respect to any shares of its capital stock, partnership or membership interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or the Pledge Agreements, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, and (iii) the foregoing shall not apply to restrictions on the Borrower's ability to impose Liens on its Portfolio Investments.

          SECTION 6.09. Sale and Leaseback. The Borrower will not sell or transfer any of its properties with the intention of taking back a lease of the same property or leasing other property for substantially the same use as the property being sold or transferred.

          SECTION 6.10. Change in Partnership Agreement. The Partnership will not amend the Partnership Agreement if the amendment would (a) alter any of the provisions applicable to Capital Commitments, Capital Contributions or Drawdowns or (b) have a Material Adverse Effect.

          SECTION 6.11. Margin Stock. If requested by the Bank from time to time, the Borrower will promptly furnish the Bank with a statement in conformity with the requirements of the Federal Reserve Form U-1 referred to in Regulation U of the Board.

ARTICLE VII

Events of Default

          SECTION 7.01. Events of Default. If any of the following events ("Events of Default") shall occur:

          (a) the Borrower shall fail to pay any principal of any Loan or any Reimbursement Amount when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

          (b) the Borrower shall fail to pay any interest on any Loan or Reimbursement Amount or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

          (c) any representation or warranty made or deemed made in writing by or on behalf of the Borrower, the General Partner or the Manager in or in connection with this Agreement or any amendment or modification hereof or thereof or waiver hereunder or thereunder or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been incorrect in any material respect when made or deemed made;

          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to Borrower's existence) or 5.08 or in Article VI;

          (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Bank to the Borrower;

          (f) the Borrower or the General Partner shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to applicable grace periods, if any);

          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) any appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) the Borrower or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any Restricted Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (j) any Borrower or any Restricted Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;

          (k) one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 shall be rendered against any Borrower, any Restricted Subsidiary or any combination thereof , and, in any such case, the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

          (l) an ERISA Event with respect to the Borrower or its ERISA Affiliates shall have occurred that when taken together with all other ERISA Events with respect to the Borrower or its ERISA Affiliates that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (m) any "Event of Default" under any other Bank Agreement shall occur;

          (n) the General Partner ceases to be the general partner of the Partnership for any reason or the Manager ceases to be the manager of the Borrower for any reason;

          (o) a Partner or Partners who, at the time in question, have Capital Commitments aggregating at least 10% of all Capital Commitments of all Partners (excluding Defaulting Limited Partners) shall have failed to contribute cash to the Partnership at the time and in the amount required under the Partnership Agreement, after giving effect to any applicable notice requirements and grace periods, unless, within ten days after such failure, such cash is contributed by other Partners which have increased their Capital Commitments in accordance with the provisions of Section 7.4 of the Partnership Agreement;

          (p) the Partnership shall dissolve;

          (q) the Pledge Agreement after delivery thereof pursuant to Section 4.01 or the Securities Pledge Agreement, after release from the Escrow Letter, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority lien on and security interest in the collateral purported to be covered thereby, subject to any Liens permitted thereby;

          (r) any provision of any Bank Agreement after delivery thereof pursuant to Section 4.01 or, in the case of the Securities Pledge Agreement, after release from the Escrow Letter, shall for any reason cease to be valid and binding on or enforceable against the Borrower, or the Borrower shall so state in writing; or

          (s) there shall occur any material adverse change in the business, assets, operations or financial condition of the Partnership and its subsidiaries, taken as a whole;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitment, and thereupon the Commitment shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, including any outstanding Letter of Credit, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Without in any way limiting the foregoing, upon the occurrence of any Event of Default (a) the Securities Pledge Agreement shall be released to the Bank via the Escrow Letter and the Bank shall have the benefit of its terms, (b) the Partnership shall deliver to the Bank its Securities, along with duly executed stock powers and any other instruments of transfer or assignment required under the Securities Pledge Agreement, (c) the Partnership shall assign to the Bank all of its rights to any real or personal property collateral securing the obligations of any third party to the Partnership arising from or in connection with any Portfolio Investment, and (d) the Partnership shall take all such other actions and execute such documents and instruments as the Bank may reasonably request to effect the grant to the Bank of a security interest in and pledge of the assets of the Partnership subject to the Securities Pledge Agreement.

ARTICLE VIII

Miscellaneous

          SECTION 8.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

          (a) if to the Borrower, to it, and in case of the General Partner, at 520 Madison Avenue, 8th Floor, New York, New York 10022, Attention of Mindy Luxenberg-Grant, Telecopy No. (212) 409-5600;

          (b) if to Bank, to it at 28 Havemeyer Place, Greenwich, CT 06830, Attention of Jacqueline Olivier, Telecopy No. (203) 618-3901.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          SECTION 8.02. Waivers; Amendments. (a) No failure or delay by the Bank in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.

          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.

          SECTION 8.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank and costs allocated by its internal legal department, in connection with the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Bank, including the fees, charges and disbursements of any counsel for the Bank, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

          (b) The Borrower and the General Partner, jointly and severally, shall indemnify the Bank, and each Related Party of the Bank (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

          (c) To the extent permitted by applicable law, each of the Borrower and General Partner shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

          (d) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

          SECTION 8.04. Successors and Assigns.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) The Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letter of Credit Obligations at the time owing to it); provided that, except in the case of an assignment to an Affiliate of the Bank, the Borrower must give their prior written consent to such assignment (which consent shall not be unreasonably withheld); and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default under clause (h) or (i) of Article VII has occurred and is continuing. Subject to notification of an assignment, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of the Bank under this Agreement, and the Bank shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the Bank's rights and obligations under this Agreement, the Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13 and 2.14 (with respect to transactions occurring prior to such assignment) and Section 8.03). Any assignment or transfer by the Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by the Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section. Any assignee organized under the laws of a jurisdiction outside of the United States shall deliver to the Borrower a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form certifying that payments to be made to it under this Agreement are exempt from applicable withholding tax under an applicable statute or tax treaty.

          (c) The Bank may, without the consent of the Borrower, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Bank's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans and Letter of Credit Obligations owing to it); provided that (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Bank sells such a participation shall provide that the Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 8.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12 and 2.14 to the same extent as if it were the Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.

          (d) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.14 than the Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

          (e) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

          SECTION 8.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Bank and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by the Bank or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 2.12, 2.13, 2.14 and 8.03 and Article VII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitment or the termination of this Agreement or any provision hereof.

          SECTION 8.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of the Borrower, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 8.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 8.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Bank and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Bank and such Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Bank, irrespective of whether or not the Bank shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that the Bank may have. The Bank agrees to notify the Borrower of any such set off, but the Bank's failure to provide such notice shall not invalidate such set off.

          SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

          (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

          (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 8.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          SECTION 8.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

          SECTION 8.12. Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors who have a need to know the Information in connection with the Transaction (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

          SECTION 8.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Bank.

ARTICLE IX

General Partner as Obligor

          SECTION 9.01. Obligations of General Partner. By its execution hereof as the general partner of the Partnership, the General Partner hereby agrees that it is liable as a general partner for all obligations of the Partnership hereunder and under all other Bank Agreements to which the Partnership is a party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JEFFERIES CAPITAL PARTNERS IV L.P.

By: JCP IV LLC, its General Partner

          By: Jefferies Capital Partners IV LLC, its
                   Managing Member

                   By /s/ Brian P. Friedman
                            Name: Brian P. Friedman
                           Title: Managing Member

WACHOVIA BANK, N.A.

By /s/ Jacqueline Olivier
        Name: Jacqueline Olivier
Title: Vice President/Senior Credit Advisor

SCHEDULE 3.12

List of Partners and Remaining Capital Commitments

ARTICLE I          DEFINITIONS

SECTION 1.01. Defined Terms

SECTION 1.02. Terms Generally

SECTION 1.03. Accounting Terms; GAAP

ARTICLE II          THE CREDIT

SECTION 2.01. Commitment

SECTION 2.02. Loans

SECTION 2.03. Requests for Loans

SECTION 2.04. Funding of Loans

SECTION 2.05. Loan Type; Interest Elections

SECTION 2.06. Termination and Reduction of Commitment

SECTION 2.07. Repayment of Loans; Evidence of Debt

SECTION 2.08. Prepayment of Loans

SECTION 2.09. Fees

SECTION 2.10. Interest

SECTION 2.11. Alternate Rate of Interest

SECTION 2.12. Increased Costs

SECTION 2.13. Break Funding Payments

SECTION 2.14. Taxes

SECTION 2.15. Letters of Credit

ARTICLE III          REPRESENTATIONS AND WARRANTIES

SECTION 3.01. Organization; Powers

SECTION 3.02. Authorization; Enforceability

SECTION 3.03. Governmental Approvals; No Conflicts

SECTION 3.04. Financial Condition; No Material Adverse Change

SECTION 3.05. Properties

SECTION 3.06. Litigation

SECTION 3.07. Compliance with Laws and Agreements

SECTION 3.08. Investment and Holding Company Status; Securities Act

SECTION 3.09. Taxes

SECTION 3.10. ERISA

SECTION 3.11. Disclosure

SECTION 3.12. Limited Partners and Uncalled Capital Commitments

SECTION 3.13. Certain Partnership Matters

ARTICLE IV          CONDITIONS

SECTION 4.01. Effective Date

SECTION 4.02. Each Loan and Letter of Credit

ARTICLE V          AFFIRMATIVE COVENANTS

SECTION 5.01. Financial Statements and Other Information

SECTION 5.02. Notices of Material Events

SECTION 5.03. Venture Capital Operating Company Status

SECTION 5.04. Notices under Partnership Agreement

SECTION 5.05. Miscellaneous

SECTION 5.06. Existence; Conduct of Business

SECTION 5.07. Payment of Obligations

SECTION 5.08. Maintenance of Properties; Insurance

SECTION 5.09. Books and Records; Inspection Rights

SECTION 5.10. Compliance with Laws

SECTION 5.11. Maintenance of Accounts

SECTION 5.12. Use of Proceeds

SECTION 5.13. Capital Calls

ARTICLE VI          NEGATIVE COVENANTS

SECTION 6.01. Indebtedness

SECTION 6.02. Liens

SECTION 6.03. Fundamental Changes

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions

SECTION 6.05. Hedging Agreements

SECTION 6.06. Restricted Payments

SECTION 6.07. Transactions with Affiliates

SECTION 6.08. Restrictive Agreements

SECTION 6.09. Sale and Leaseback

SECTION 6.10. Change in Partnership Agreement

SECTION 6.11. Margin Stock

ARTICLE VII          EVENTS OF DEFAULT

SECTION 7.01. Events of Default

ARTICLE VIII          MISCELLANEOUS

SECTION 8.01. Notices

SECTION 8.02. Waivers; Amendments

SECTION 8.03. Expenses; Indemnity; Damage Waiver

SECTION 8.04. Successors and Assigns

SECTION 8.05. Survival

SECTION 8.06. Counterparts; Integration; Effectiveness

SECTION 8.07. Severability

SECTION 8.08. Right of Setoff

SECTION 8.09. Governing Law; Jurisdiction; Consent to Service of Process

SECTION 8.10. Waiver Of Jury Trial

SECTION 8.11. Headings

SECTION 8.12. Confidentiality

SECTION 8.13. Interest Rate Limitation

ARTICLE IX          GENERAL PARTNER AS OBLIGOR

SECTION 9.01. Obligations of General Partner	1

1

11

11

12

12

12

12

13

13

14

14

15

15

16

16

17

18

18

19

22

22

22

23

23

23

23

23

23

24

24

24

24

24

26

26

26

27

27

28

29

29

30

30

30

30

30

31

31

31

31

32

32

32

32

32

33

33

33

33

33

34

34

34

34

37

37

37

37

38

40

40

40

40

41

41

41

42

42

42

42

SCHEDULE:

Schedule 3.12 — List of Partners and Remaining Capital Commitments

EXHIBITS:

Exhibit A — Form of Opinion of Borrower's Counsel
Exhibit B — Form of Escrow Letter
Exhibit C — Form of Compliance Certificate